UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 2, 2009

Integrated BioPharma, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31668	22-2407475
(Commission File Number)	(IRS Employer Identification No.)

225 Long Avenue

Hillside, New Jersey 07205

(Address of Principal Executive Offices)

(973) 926-0816

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2009, Jeffrey R. Leach resigned as the Chief Executive Officer, President and Class III Director of Integrated Biopharma, Inc. (the “Company”) and its subsidiaries.  Mr. Leach’s resignation was not related to a disagreement with the Company relating to its operations, policies or practices.

Mr. Leach will continue to be employed by the Company as a special project manager at an annual salary of $100,000 and health benefits similar to those provided to other Company employees.  In addition, Mr. Leach will be entitled to certain additional payments from the Company upon the closing of financing transactions of the Company with which Mr. Leach is involved.

 On April 7, 2009, the Board of Directors accepted the resignation of Mr. Leach and appointed Mr. E. Gerald Kay to serve as the Company’s Chief Executive Officer and President in addition to his role as the Company’s Chairman.

On April 8, 2009, the Company issued a press release regarding the resignation of Mr. Leach and the appointment of Mr. Kay.  A copy of the press release relating to this announcement is attached as Exhibit 99.1 hereto.

Mr. Kay, 72, has served as Chairman of the Company, and its predecessor since 1980. Mr. Kay served as Chief Executive Officer of the Company from May 9, 2003 until November 5, 2008, and President of the Company from May 1999 until May 2003.

In addition, certain warehouse and office facilities of the Company are leased from Vitamin Realty Associates, L.L.C., a limited liability company, which is 90% owned by Mr. Kay, his daughters, Riva Sheppard and Christina Kay (each a director and shareholder of the Company) and 10% owned by Eric Friedman, the Company’s former Chief Financial Officer. The lease provides for minimum annual rentals of $346,000 plus increases in real estate taxes and building operating expenses through May 31, 2015.

 The Company is also a party to a verbal consulting agreement with Eugene Kay, a former employee of the Company and a brother of Mr. Kay.  This agreement provides for consulting services on a month-to-month basis for $1,250 per month.

ITEM 9.01     Financial Statements and Exhibits

     Exhibit 99.1    Press Release, dated April 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 8, 2009	INTEGRATED BIOPHARMA, INC.

By: /s/ Dina L. Masi
Dina L. Masi
Chief Financial Officer

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